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                                                                 EXHIBIT (a)5(A)

[INTERGRAPH LOGO]                                                   NEWS RELEASE

FOR IMMEDIATE RELEASE                                   FOR FURTHER INFORMATION:
                                                                     Larry Miles
                                                        Vice President - Finance
                                                                    256-730-2325


                        INTERGRAPH ANNOUNCES OFFER TO BUY
                         UP TO 10,000,000 OF ITS SHARES

HUNTSVILLE, ALA., OCTOBER 30, 2003 - Intergraph Corporation (NASDAQ:INGR) announced today that its Board of Directors has approved the initiation of a modified Dutch auction tender offer by Intergraph to purchase up to 10,000,000 shares of its outstanding common stock (including the associated stock purchase rights) at a price per share of not less than $26.00 nor in excess of $28.00 per share. The tender offer is expected to commence on or about November 3, 2003 and to expire, unless extended, at 12:00 midnight, New York City time, on or about December 2, 2003.

         Under the tender offer, shareholders will have the opportunity to tender some or all of their shares at a price within the $26.00 to $28.00 price range. Based on the number of shares tendered and the prices specified by the tendering shareholders, Intergraph will determine the lowest per share price within the range that will enable it to buy 10,000,000 shares, or such lesser number of shares as are properly tendered. If holders of more than 10,000,000 shares properly tender their shares at or below the determined price per share, Intergraph will purchase shares tendered by such shareholders, at the determined price per share, on a pro rata basis, as specified in the offer. Shareholders whose shares are purchased in the offer will be paid the determined purchase price per share net in cash, without interest, promptly following the expiration of the offer period. The offer is not contingent upon any minimum number of shares being tendered. The offer is subject to a number of other terms and conditions specified in the offer to purchase that will be distributed to shareholders.

         Halsey Wise, President and Chief Executive Officer of Intergraph Corporation, commented, "With the assistance of management and outside advisors, the Board has



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carefully evaluated the Company's available capital resources and its expected capital needs, including funds for ongoing litigation. We concluded that the Company's cash reserves exceed the amounts we believe are necessary to pursue the Company's current business objectives and therefore have determined that it is in the best interests of our shareholders that we return cash to them."

         Wise continued, "We considered several methods of returning cash to our shareholders, including supplementing or amending our existing stock repurchase program, a special dividend, or a tender offer for our Shares. Our Board decided to approve the tender offer because we believe it will be an effective means of returning cash to our shareholders and will result in a more appropriate capital structure for the Company."

         The dealer manager for the offer is Goldman, Sachs & Co. The information agent is Georgeson Shareholder Communications, Inc. The offer to purchase, letter of transmittal and related documents will be mailed to shareholders of record and will also be made available for distribution to beneficial owners of Intergraph common stock.

         None of Intergraph, its Board of Directors, the dealer manager and the information agent is making any recommendation to shareholders as to whether to tender or refrain from tendering their shares into the tender offer. Shareholders must decide how many shares they will tender, if any, and the price within the stated range at which they will offer their shares for purchase by Intergraph.

         This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares. The full details of the offer, including complete instructions on how to tender shares, along with the transmittal forms and other information will be mailed to shareholders on or about November 3, 2003. Shareholders and investors should read carefully the offer to purchase and related materials when they are available because they contain important information. Shareholders and investors may obtain a free copy (when available) of the offer to purchase and other documents that will be filed by Intergraph with the Securities and Exchange Commission (the "SEC") at the SEC's web site at www.sec.gov or from the information agent, Georgeson Shareholder Communications, Inc. (212) 805-7000. Shareholders are urged to carefully read these materials prior to making any decision with respect to the offer.

                                      # # #

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements (all statements other than those made solely with respect to historical fact) within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, the Company's ability to commence and consummate the anticipated Dutch auction tender offer, the Company's Business Outlook, projections about revenues, operating income levels, margins, and market conditions and their anticipated impact on Intergraph and its vertical business segments; expectations regarding Intergraph's various ongoing litigation proceedings; expectations regarding future results and cash flows; information regarding the development, timing of introduction, and performance of new products; and any statements of the plans, strategies, and objectives of management for future operations. The forward-looking statements are subject to known or unknown risks and uncertainties (some of which are beyond Intergraph's control) that could cause actual results to differ materially and adversely from those anticipated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, potential adverse outcomes in our ongoing efforts to protect our intellectual property, including, but not limited to, an overturn on appeal of the ruling in favor of us in our patent infringement action against Intel Corporation, an adverse ruling in our patent infringement action against various original equipment manufacturers ("OEMs"), including Dell Computer Corporation(TM), Gateway Inc.(TM) and Hewlett-Packard Co.(TM), and other ongoing and potential litigation and patent enforcement efforts, including uncertainties associated with potential patent infringement claims against non-domestic OEMs, material changes with respect to our business, litigation prospects or the securities markets (including the market for Intergraph common stock), worldwide political and economic conditions and changes, the ability to attract or retain key personnel, increased competition, rapid technological change, unanticipated changes in customer requirements, the ability to enforce and protect Intergraph's intellectual property rights, the ability to access the technology necessary to compete in the markets served, risks associated with doing business internationally, risks associated with various ongoing litigation proceedings, and other risks detailed in our press releases or in our annual, quarterly or other filings with the Securities and Exchange Commission.

INTERGRAPH BACKGROUND INFORMATION

Intergraph Corporation (NASDAQ: INGR) is a worldwide provider of end-to-end technical solutions and systems integration. Intergraph's vertically focused business units develop, market and support software and services for local and national governments and for global industries, including public safety; process, power and offshore; and mapping/GIS, utilities, communications and earth imaging. In addition, Intergraph's intellectual property division manages Intergraph's portfolio of intellectual property, including patents, copyrights, and trademarks. Intergraph is headquartered in Huntsville, Ala., with offices worldwide. More information can be found at www.intergraph.com.

Intergraph and the Intergraph logo are registered trademarks of Intergraph Corporation. Other brands and product names are trademarks of their respective owners.